Exhibit 99.1

BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard
Lincolnshire, Illinois 60069
www.biosantepharma.com
FOR IMMEDIATE RELEASE
Amex: BPA
BioSante Pharmaceuticals Reports Third Quarter 2006 Financial Results
And Reviews Bio-E-Gel® Marketing Agreement

LINCOLNSHIRE, Illinois - (November 14, 2006) --- BioSante Pharmaceuticals (AMEX: BPA) today reported its September 30, 2006 cash balance and its financial results for the third quarter and nine months ended September 30, 2006. In addition, BioSante reviewed its recently signed marketing agreement with Bradley Pharmaceuticals, Inc. (NYSE: BDY).

The Company’s cash, cash equivalents and short-term investments as of September 30, 2006 were approximately $10.3 million, as compared to approximately $9.1 million on December 31, 2005. The Company’s cash burn rate for the first three quarters of 2006 was approximately $650,000 per month. This burn rate is expected to continue through year-end.

BioSante incurred a net loss of approximately $0.7 million or ($0.03) per share for the quarter ended September 30, 2006, compared to a net loss of $1.9 million or ($0.10) per share for the same period in 2005. This decrease was due primarily to a reduction in research and development expenses, an increase in licensing and grant revenue, and a reimbursement from BioSante’s insurance company for previous legal matters. For the nine months ended September, 30, 2006, BioSante incurred a net loss of approximately $6.2 million or ($0.30) per share, compared to a net loss of $7.2 million or ($0.37) per share for the same period in 2005. This decrease was due primarily to a reduction in research and development expenses, and an increase in licensing and grant revenue, partially offset by an increase in non-cash stock-based compensation expense resulting from the Company’s adoption of SFAS 123(R) in January 2006.

As previously announced, the Company in November bolstered its cash position and realized another milestone in the commercialization of Bio-E-Gel® (transdermal estradiol gel) by signing an exclusive agreement with Bradley Pharmaceuticals, Inc. for the marketing of Bio-E-Gel in the United States. Upon execution of the agreement, BioSante received $2.625 million. Additional regulatory and sales based milestone payments could bring the total of such payments from Bradley to BioSante to more than $40 million. The first of such payments in the amount of $7.0 million to $7.5 million is triggered by Food and Drug Administration approval (FDA) of  Bio-E-Gel. In addition, Bradley has agreed to pay to BioSante royalties on sales of Bio-E-Gel, if and when Bio-E-Gel is approved by the FDA and marketed by Bradley.

About BioSante Pharmaceuticals, Inc.

BioSante is developing a pipeline of hormone therapy products to treat both men and women. These hormone therapy products are gel formulations for transdermal administration that deliver bioidentical estradiol and testosterone. BioSante's lead products include Bio-E-Gel® (transdermal estradiol gel) for the treatment of women with menopausal symptoms, and LibiGel® (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD). A Bio-E-Gel new drug application (NDA) was submitted to the FDA in the first quarter 2006. The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion. The transdermal gel formulations used in the women's gel products are licensed by BioSante from Antares Pharma Inc. The company also is developing its calcium phosphate nanotechnology (CaP) for novel vaccines, including avian flu and biodefense vaccines for toxins such as anthrax and ricin, and drug delivery systems. Additional information is available online at: www.biosantepharma.com

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding BioSante contained in this news release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes", "plans, "hopes", or comparable terminology, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that cause actual results to differ materially from those expressed in such forward-looking statements are the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance, and other factors identified and discussed from time to time in BioSante's filings with the Securities and Exchange Commission, including those factors discussed in BioSante's most recent Forms 10-K and 10-Q, which discussion also is incorporated herein by reference. Additional risk factors include the risk that Bio-E-Gel may not be approved by the FDA or that Bio-E-Gel may not be successfully marketed. All forward-looking statements speak only as of the date of this news release. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:
Phillip Donenberg, BioSante Pharmaceuticals, Inc.; (847) 478-0500; donenber@biosantepharma.com